Exhibit 99.1

ITC Reports Third Quarter and Year-to-Date 2014 Results

Highlights

•              Third quarter 2014 operating earnings of $0.47 per diluted common share increased over the same period last year; third quarter 2014 reported earnings of $0.47 per diluted common share

•              Operating earnings for the nine months ended September 30, 2014 of $1.36 per diluted common share increased over the same period last year; reported earnings for the nine months ended September 30, 2014 of $1.25 per diluted common share

•              Capital investments of $598.9 million for the nine months ended September 30, 2014

•              Reaffirmed 2014 operating earnings per share guidance of $1.83 to $1.90 per diluted share and revised capital expenditure guidance to $785 to $835 million

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2014	2013	2014	2013
OPERATING REVENUES	$270,134	$238,782	$791,951	$685,903
REPORTED NET INCOME	$73,873	$58,984	$197,345	$156,569
OPERATING EARNINGS	$73,664	$66,510	$216,126	$188,644
REPORTED DILUTED EPS	$0.47	$0.37	$1.25	$0.99
OPERATING DILUTED EPS	$0.47	$0.42	$1.36	$1.19

NOVI, Mich., October 30, 2014 - ITC Holdings Corp. (NYSE: ITC) announced today its results for the third quarter and nine-month period ended September 30, 2014.

Reported net income for the third quarter, measured in accordance with Generally Accepted Accounting Principles (GAAP), was $73.9 million, or $0.47 per diluted common share, compared to $59.0 million or $0.37 per diluted common share for the third quarter of 2013. For the nine months ended September 30, 2014, reported net income was $197.3 million, or $1.25 per diluted common share, compared to $156.6 million, or $0.99 per diluted common share for the same period last year.

Operating earnings for the third quarter were $73.7 million, or $0.47 per diluted common share, compared to operating earnings of $66.5 million, or $0.42 per diluted common share for the third quarter of 2013.  For the nine months ended September 30, 2014, operating earnings were $216.1 million, or $1.36 per diluted common share, compared to operating earnings of $188.6 million, or $1.19 per diluted common share for the same period last year.

ITC invested $598.9 million in capital projects at its operating companies during the nine-month period ended September 30, 2014, including $190.9 million at ITCTransmission, $94.3 million at METC, $195.2 million at ITC Midwest and $118.5 million at ITC Great Plains.

“Our strong performance in the third quarter sets the stage for us to deliver on another solid year,” said Joseph L. Welch, chairman, president and CEO of ITC. “We are very pleased with the progress we have made this year around our investments in critical transmission infrastructure for the benefit of customers while also advancing our strategic initiatives.  Our focus remains on executing in the near-term while also positioning the company for success longer-term for the benefit of all of our constituents.”

Operating Earnings

Operating earnings are non-GAAP measures that exclude the impact of after-tax expenses associated with the following items:

1.              The Entergy Corporation transaction expenses of approximately $(0.1) million for the third quarter of 2014 and $7.5 million, or $0.05 per diluted common share, for the third quarter of 2013.  These expenses total $0.6 million for the nine months ended September 30, 2014 and $31.9 million, or $0.20 per diluted common share, for the nine months ended September 30, 2013.

2.              Certain acquisition accounting adjustments for ITC Midwest, ITCTransmission, and METC resulting from the FERC audit order on ITC Midwest issued in May 2012 of approximately $0.1 million for the third quarter of 2013.  These expenses also totaled approximately $0.1 million and $0.2 million for the nine months ended September 30, 2014 and 2013, respectively.

3.              Loss on extinguishment of debt associated with the cash tender offer and consent solicitation transaction for select bonds at ITC Holdings that we completed in the second quarter of 2014.  The impact of this item totaled $(0.1) million for the third quarter of 2014 and $18.0 million, or $0.11 per diluted common share, for the nine months ended September 30, 2014.

Operating earnings for the third quarter and for the nine months ended September 30, 2014 increased by $7.2 million, or $0.05 per diluted common share, and $27.5 million, or $0.17 per diluted common share, compared with the same periods last year.  The increases in both periods were largely attributable to higher income associated with increased rate base at our operating companies.

Share Repurchase

On June 20, 2014, ITC announced an accelerated share repurchase of up to $150 million (minimum of $130 million) that is expected to be completed by the end of 2014.  Upon announcement, the company also indicated an initial repurchase of approximately 2.9 million shares, which also represents the amount repurchased through September 30, 2014.

Balance Sheet Activities

On October 23, 2014, ITC Great Plains priced $150.0 million of First Mortgage Bonds, Series A, due 2044 at a coupon of 4.16%.  The financing is expected to close in November 2014.  The proceeds will be used to repay the $100.0 million borrowed under the ITC Great Plains’ term loan and for general corporate purposes, including the repayment of borrowings under the ITC Great Plains’ revolving credit agreement.  The bonds will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

2014 EPS and Capital Expenditure Guidance

For 2014, ITC is reaffirming its full year operating earnings per share guidance of $1.83 to $1.90.  ITC is revising its 2014 capital guidance to a range of $785 to $835 million from the previous range of $730 to $840 million. This revised range includes $255 to $265 million for ITCTransmission, $130 to $145 million for METC, $280 to $295 million for ITC Midwest and $120 to $130 million for ITC Great Plains.

Third Quarter 2014 Operating Earnings Financial Results Detail

ITC’s operating revenues for the third quarter of 2014 increased to $270.1 million compared to $238.8 million for the third quarter of 2013. This increase was primarily due to higher revenue requirements attributable to higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues resulting from additional capital projects being placed in-service that have been identified by the Midcontinent ISO (MISO) as eligible for regional cost sharing.

Operation and maintenance (O&M) expenses of $29.0 million were $0.7 million lower than the same period in 2013. This decrease was primarily due to lower vegetation management requirements, partially offset by higher substation and tower painting expenses.

General and administrative (G&A) expenses of $29.0 million were $6.1 million higher compared to the same period in 2013.  Amounts reported for the third quarter 2014 and 2013 exclude $(0.2) million and $9.0 million, respectively, of pre-tax expenses related to the Entergy transaction. This increase was primarily due to higher professional services such as legal, advisory and financial services fees for various development initiatives.

Depreciation and amortization expenses of $31.9 million increased by $2.1 million compared to the same period in 2013 due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $19.2 million were $2.5 million higher than the same period in 2013. This increase was due to 2013 capital additions at our regulated operating subsidiaries, which are included in the tax base for 2014 personal property tax calculations.

Interest expense of $47.3 million increased by $4.3 million compared to the same period in 2013. Amounts reported for the third quarter 2013 exclude $1.1 million of pre-tax expenses related to the adjustments to operating earnings. The increase was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the third quarter of 2014 was 37.7 percent compared to 35.9 percent for the same period last year.  Amounts reported for the third quarter of 2013 exclude approximately $2.6 million associated with adjustments to operating earnings.

Year-To-Date 2014 Operating Earnings Financial Results Detail

ITC’s operating revenues for the nine months ended September 30, 2014 increased to $792.0 million compared to $685.9 million from the same period last year.  This increase was primarily due to higher revenue requirements attributable to higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues due to additional capital projects being placed in-service that have been identified by MISO as eligible for regional cost sharing.

O&M expenses of $79.7 million were $4.2 million lower for the nine months ended September 30, 2014 compared to the same period in 2013. This decrease was primarily due to lower vegetation management requirements.

G&A expenses of $86.1 million were $17.2 million higher compared to the same period in 2013. Amounts reported for the nine months ended September 30, 2014 and 2013 exclude approximately $1.0 million and $41.9 million, respectively, of pre-tax expenses associated with the Entergy transaction.  This increase was primarily due to higher professional services such as legal, advisory and financial services fees for various development initiatives along with higher compensation expenses associated with personnel additions.

Depreciation and amortization expenses of $94.6 million increased by $7.0 million for the nine months ended September 30, 2014 compared to the same period in 2013. This increase was primarily due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $57.5 million were $8.0 million higher compared to the same period in 2013. This increase was due to capital additions made at our regulated operating subsidiaries, which are included in the tax base for 2014 personal property taxes.

Interest expense of $138.3 million was $16.5 million higher compared to the same period in 2013. Amounts reported for the nine months ended September 30, 2014 and 2013 exclude approximately $0.2 million and $1.7 million, respectively, of pre-tax expenses associated with the adjustments to operating earnings noted previously. This increase was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the nine months ended September 30, 2014 was 38.0 percent compared to 36.2 percent for the same period in 2013. Amounts reported for the nine months ended September 30, 2014 and 2013 exclude income taxes of $11.5 million and $11.6 million, respectively, associated with adjustments to operating earnings noted previously.

Third Quarter Conference Call and Webcast

Joseph L. Welch, chairman, president and CEO and Rejji P. Hayes, senior vice president, CFO and treasurer will discuss the third quarter results in a conference call at 11 a.m. Eastern on Thursday, October 30, 2014.  Individuals wishing to participate in the conference call may dial toll-free 877-644-1296 (domestic) or 914-495-8555 (international); there is no passcode.  A listen-only live webcast of the conference call, including accompanying slides and the earnings release, will be available on the company’s investor information page.  The conference call replay, available through November 4, 2014, and can be accessed by dialing 855-859-2056 (toll free) or 404-537-3406, passcode 20705064. The webcast will be archived on the ITC website.

Other Available Information

More detail about third quarter 2014 results may be found in ITC’s Form 10-Q filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-Q can be found at our website, http://investor.itc-holdings.com. Paper copies can also be made available by contacting us through our website.

About ITC Holdings Corp.

ITC Holdings Corp. (NYSE: ITC) is the nation’s largest independent electric transmission company. Based in Novi, Michigan, ITC invests in the electric transmission grid to improve reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. ITC’s regulated operating subsidiaries include ITCTransmission, Michigan Electric Transmission Company, ITC Midwest and ITC Great Plains. Through these subsidiaries, ITC owns and operates high-voltage transmission facilities in Michigan, Iowa, Minnesota, Illinois, Missouri, Kansas and Oklahoma, serving a combined peak load exceeding 26,000 megawatts along 15,000 circuit miles of transmission line. Through ITC Grid Development and its subsidiaries, the company also focuses on expansion in areas where significant transmission system improvements are needed. For more information, please visit ITC’s website at www.itc-holdings.com (ITC-itc-F).

GAAP v. Non-GAAP Measures

ITC’s reported earnings are prepared in accordance with GAAP and represent earnings as reported to the Securities and Exchange Commission.  ITC’s management believes the company’s operating earnings, or GAAP earnings adjusted for specific items as described in the release, provide a more meaningful representation of the company’s fundamental earnings power.  However, such measures should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable.  Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong.  Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.

Investor/Analyst contact: Gretchen Holloway, 248-946-3595; gholloway@itctransco.com

Media contact: Robert Doetsch, 248-946-3493; rdoetsch@itctransco.com

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2014	2013	2014	2013
OPERATING REVENUES	$270,134	$238,782	$791,951	$685,903
OPERATING EXPENSES
Operation and maintenance	29,038	29,725	79,735	83,906
General and administrative	28,812	31,902	87,082	110,767
Depreciation and amortization	31,936	29,802	94,609	87,583
Taxes other than income taxes	19,205	16,728	57,474	49,492
Other operating (income) and expenses — net	(289)	(197)	(750)	(542)
Total operating expenses	108,702	107,960	318,150	331,206
OPERATING INCOME	161,432	130,822	473,801	354,697
OTHER EXPENSES (INCOME)
Interest expense — net	47,328	44,062	138,491	123,527
Allowance for equity funds used during construction	(4,921)	(8,290)	(14,865)	(25,315)
Loss on extinguishment of debt	—	—	29,074	—
Other income	(244)	(786)	(618)	(824)
Other expense	761	2,164	3,696	5,388
Total other expenses (income)	42,924	37,150	155,778	102,776
INCOME BEFORE INCOME TAXES	118,508	93,672	318,023	251,921
INCOME TAX PROVISION	44,635	34,688	120,678	95,352
NET INCOME	$73,873	$58,984	$197,345	$156,569
Basic earnings per common share	$0.47	$0.37	$1.26	$1.00
Diluted earnings per common share	$0.47	$0.37	$1.25	$0.99
Operating diluted earnings per common share	$0.47	$0.42	$1.36	$1.19
Dividends declared per common share	$0.1625	$0.1417	$0.4475	$0.3933

RECONCILIATION OF REPORTED NET INCOME (GAAP) TO OPERATING EARNINGS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Reported net income	$73,873	$58,984	$197,345	$156,569
After-tax Entergy transaction related expenses	(143)	7,463	601	31,885
After-tax liability for audit related refunds	—	63	132	190
After-tax debt extinguishment & consent solicitation fees	(66)	—	18,048	—
Operating earnings	$73,664	$66,510	$216,126	$188,644

RECONCILIATION OF REPORTED DILUTED EPS (GAAP) TO OPERATING DILUTED EPS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Reported diluted EPS	$0.47	$0.37	$1.25	$0.99
After-tax Entergy transaction related expenses	—	0.05	—	0.20
After-tax liability for audit related refunds	—	—	—	—
After-tax debt extinguishment & consent solicitation fees	—	—	0.11	—
Operating diluted EPS	$0.47	$0.42	$1.36	$1.19

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	September 30,	December 31,
(in thousands, except share data)	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$11,596	$34,275
Accounts receivable	119,363	89,348
Inventory	30,563	31,986
Deferred income taxes	25,359	17,225
Regulatory assets — revenue accruals, including accrued interest	5,623	6,334
Prepaid and other current assets	8,994	12,370
Total current assets	201,498	191,538
Property, plant and equipment (net of accumulated depreciation and amortization of $1,365,379 and $1,330,094, respectively)	5,337,474	4,846,526
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $24,088 and $21,616, respectively)	49,198	49,328
Other regulatory assets	185,532	179,068
Deferred financing fees (net of accumulated amortization of $12,702 and $15,261, respectively)	29,363	25,585
Other	54,136	40,035
Total other assets	1,268,392	1,244,179
TOTAL ASSETS	$6,807,364	$6,282,243
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$115,857	$111,145
Accrued payroll	19,649	21,930
Accrued interest	34,888	53,049
Accrued taxes	26,648	29,805
Regulatory liabilities — revenue deferrals, including accrued interest	38,156	33,120
Refundable deposits from generators for transmission network upgrades	19,284	23,283
Debt maturing within one year	200,000	200,000
Other	15,902	27,047
Total current liabilities	470,384	499,379
Accrued pension and postretirement liabilities	59,205	53,704
Deferred income taxes	662,349	562,938
Regulatory liabilities — revenue deferrals, including accrued interest	62,585	36,447
Regulatory liabilities — accrued asset removal costs	67,344	67,571
Refundable deposits from generators for transmission network upgrades	7,004	19,328
Other	21,404	17,032
Long-term debt	3,840,141	3,412,112
Commitments and contingent liabilities
STOCKHOLDERS’ EQUITY
Common stock, without par value, 300,000,000 shares authorized, 155,731,299 and 157,500,795 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	890,974	1,014,435
Retained earnings	720,036	592,970
Accumulated other comprehensive income	5,938	6,327
Total stockholders’ equity	1,616,948	1,613,732
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,807,364	$6,282,243

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

	Nine months ended
	September 30,
(in thousands)	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$197,345	$156,569
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	94,609	87,583
Recognition, refund and collection of revenue accruals and deferrals — including accrued interest	29,175	30,369
Deferred income tax expense	86,935	69,733
Allowance for equity funds used during construction	(14,865)	(25,315)
Loss on extinguishment of debt	29,074	—
Other	15,474	13,113
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(24,057)	(31,115)
Inventory	1,423	1,075
Prepaid and other current assets	3,377	11,208
Accounts payable	(16,382)	4,044
Accrued payroll	(1,710)	(1,707)
Accrued interest	(18,161)	(14,538)
Accrued taxes	(3,156)	(10,467)
Other current liabilities	(13,486)	7,979
Other non-current assets and liabilities, net	(4,694)	(6,328)
Net cash provided by operating activities	360,901	292,203
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(549,599)	(630,485)
Proceeds from sale of marketable securities	199	42,174
Purchases of marketable securities	(5,490)	(43,398)
Other	2,624	(3,340)
Net cash used in investing activities	(552,266)	(635,049)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	498,664	933,025
Borrowings under revolving credit agreements	1,397,800	890,400
Borrowings under term loan credit agreements	110,000	535,000
Retirement of long-term debt — including debt retirement costs	(248,494)	(452,000)
Repayments of revolving credit agreements	(1,319,500)	(1,004,100)
Repayments under term loan credit agreements	(39,000)	(475,000)
Issuance of common stock	19,666	8,213
Dividends on common and restricted stock	(70,279)	(61,821)
Refundable deposits from generators for transmission network upgrades	5,833	26,898
Repayment of refundable deposits from generators for transmission network upgrades	(22,155)	(30,279)
Repurchase and retirement of common stock	(108,136)	(4,508)
Forward contract of accelerated share repurchase program	(46,000)	—
Other	(9,713)	1,535
Net cash provided by financing activities	168,686	367,363
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(22,679)	24,517
CASH AND CASH EQUIVALENTS — Beginning of period	34,275	26,187
CASH AND CASH EQUIVALENTS — End of period	$11,596	$50,704